Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Yoshiharu Global Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Share, $0.0001 par value per share(1)	457	(c)	1,600,000	$3.515	(2)	$5,624,000	$0.00015310	$861.03

	Total Offering Amounts							$5,624,000		$861.03

	Total Fees Previously Paid							-		-

	Total Fee Offsets							-		-

	Net Fee Due									$861.03

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of Yoshiharu Global Co. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s Class A Common Stock on February 3, 2025.